Exhibit 99.1

Alkermes Contacts:
For Investors:  Rebecca Peterson, (781) 609-6378
For U.S. Media:  Jennifer Snyder, (781) 609-6166
For EU Media:  Mike Sinclair, +44 20 7318 2955

Elan Contacts:
For Investors: Chris Burns, (800) 252-3526
            David Marshall, +353 1 709 4444
For Media: Niamh Lyons, + 353 1 709 4007

ALKERMES PLC AND ELAN CORPORATION PLC ANNOUNCE COMPLETION OF MERGER BETWEEN ALKERMES, INC. AND ELAN DRUG TECHNOLOGIES

DUBLIN, Ireland, Sept. 16, 2011 — Alkermes plc (NASDAQ: ALKS) and Elan Corporation, plc (NYSE: ELN) (“Elan”) today announced the completion of the merger between Alkermes, Inc. and Elan Drug Technologies (EDT), the drug formulation and manufacturing business unit of Elan, following the approval of the merger by Alkermes, Inc. shareholders on Sept. 8, 2011. The businesses were combined under a newly-formed company, Alkermes plc, which is incorporated in Ireland and headquartered in Dublin. Alkermes plc will be listed on the Nasdaq stock exchange under the ticker symbol “ALKS.”

“We are very excited about the creation of Alkermes plc - a unique, global, diversified company and a leader in CNS medications,” stated Richard Pops, Chief Executive Officer of Alkermes plc. “Through this transaction, we have strategically combined two highly innovative companies with proprietary technologies and important commercial products, creating a strong platform for accelerating future growth and increasing shareholder value.”

Under the terms of the business combination agreement, Elan receives $500 million in cash and 31.9 million ordinary shares of Alkermes plc, representing approximately 25% of Alkermes plc. Based on the closing share price of Alkermes, Inc. on Thursday, Sept. 15, 2011 of $16.52, this represents a total transaction value of approximately $1.0 billion.

Holders of Alkermes, Inc. stock will receive one ordinary share of Alkermes plc in exchange for each share of Alkermes, Inc. that they own.  Additional information regarding the exchange of Alkermes, Inc. common stock will be mailed to registered holders of Alkermes, Inc. common stock. Alkermes shareholders who hold shares through a broker or bank should receive information regarding the exchange or conversion of their shares from the institution holding their shares.

About Alkermes plc
Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system (CNS) disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio.  For more information, please visit Alkermes’ website at www.alkermes.com.

About Elan

Elan is a neuroscience-based biotechnology company committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan shares trade on the New York and Irish Stock Exchanges. For additional information about Elan, please visit www.elan.com.

Note Regarding Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to statements about the benefits of the business combination transaction, including future financial and operating results, the Alkermes plc’s plans, objectives, expectations (financial or otherwise) and intentions and other statements that are not historical facts.  Although Alkermes plc and Elan believe that such statements are based on reasonable assumptions within the bounds of their respective knowledge of Alkermes plc’s business and operations, the forward-looking statements are neither promises nor guarantees and the Alkermes plc’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from such expectations.

These risks and uncertainties include, among others: the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of Alkermes plc following completion of the merger; Alkermes plc’s ability to achieve the cost savings and synergies contemplated by the merger within the expected time frame or at all; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; the allocation of such price to the net assets acquired in accordance with applicable accounting rules and methodologies. Additional information and other factors are contained in the Alkermes, Inc. Annual Report on Form 10-K, as amended, for the year ended March 31, 2011,subsequent Quarterly Reports on Form 10-Q and recent Current Reports on Form 8-K, Elan’s Annual Report on Form 20-F for the year ended December 31, 2010, in the definitive proxy statement/prospectus (commission file number 333- 175078) with respect to the merger transaction, and in other filings made by each company and by Alkermes plc with the Securities and Exchange Commission (“SEC”) and which are available at the SEC’s website at http://www.sec.gov.  The information contained in this press release is provided by Alkermes and Elan as of the date hereof and each company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Source: Elan Corporation, plc

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